EXHIBIT 5.1
INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
P.  O.  BOX 1055
ATLANTA, GA 30370                       Employer Identification Numbers
                                            13-0588710
Date: September 7, 1995                 File Folder Number:
                                            566000019
COLLINS & AIKMAN PRODUCTS CO.              Person to Contact:
701 McCullough Drive                         CATHY GREENWOOD
Charlotte, NC 28262                     Contact Telephone Number:
                                             (404) 331-0936
                                        Plan Name:
                                             COLLINS & AIKMAN CORP.  EES
                                             PROFIT SHARING & PRSNL SAV PLAN
                                        Plan Number: 001

Dear Applicant:

         We have made a favorable determination on you plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated 09/05/95. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code
Section 401(b).

         This determination letter is applicable for the amendment(s) adopted on 03/01/91 & 11/14/94.

         This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 410(b)(2) of the Code.



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         This plan satisfies the nondiscrimination in amount requirement of section 1.401(a) (4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                Sincerely yours,

                                /s/ Nelson A.  Brooke

                                Nelson A. Brooke
                                District Director

Enclosures:
Publication 794
Addendum